Exhibit 10(b)3
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into by and between SOUTHERN COMPANY SERVICES, INC. (the “Company”) and JERRY L. STEWART (“Consultant”).

WITNESSETH

WHEREAS, the Company desires to retain Consultant to provide certain services to the Company, and Consultant desires to provide such services to the Company, all subject to the following terms and conditions.

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are acknowledged, the parties agree as follows:

(1)           Engagement as an Independent Consultant.

The Company agrees to engage Consultant as an independent contractor, and Consultant accepts such engagement as an independent contractor, upon the terms and conditions set forth in the Agreement.

(2)           Term.

(a)    The term of the Agreement shall commence on October 1, 2010 and shall expire on September 30, 2012 (“Term”), unless the Agreement is terminated prior to the expiration of the Term pursuant to Paragraph 2(b) below.

(b)    Notwithstanding Paragraph 2(a), the Company may immediately terminate the Agreement at any time for Cause (as defined below).  “Cause” or “Termination for Cause” shall include the following conditions as solely determined by the Company:

1)   Failure to Discharge Duties.  Consultant willfully neglects or refuses to discharge his duties hereunder or refuses to comply with any lawful or reasonable instructions given to him by the Company without reasonable excuse;

2)   Breach.  Consultant commits any material breach or repeats or continues (after written warning) any breach of his obligations hereunder;

3)   Gross Misconduct.  Consultant is guilty of gross misconduct.  For the purposes of the Agreement, the following acts shall constitute gross misconduct as solely determined by the Company:

i)    Any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like;

ii)    The carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of the Company, Southern Company or any of its affiliates (collectively, the “Southern Entities”) or would bring any one of these into contempt, ridicule or would reasonably shock or offend any community in which they are located;

iii)    Attendance at a Company worksite in a state of intoxication or otherwise being found in possession on Company property of any prohibited drug or substance, possession of which would amount to a criminal offense;

iv)    Assault or other act of violence against any employee of the Company or other person during the course of his engagement; or

v)    Conviction of any felony or misdemeanor involving moral turpitude

(c)    If the Agreement is terminated under Paragraph 2(b), the Company, in its sole discretion, may require Consultant to reimburse the Company a pro rata portion of the Retainer Fee paid under Paragraph 5 herein, based on the number of months remaining under the Agreement.

(3)    Duties.

Unless otherwise detailed in a specific letter or memorandum, Consultant shall manage, perform and provide professional consulting services and advice as the Company may request from time to time  Additionally, Consultant agrees to be reasonably available to assist the Company and/or other Southern Entity in its or their response to, or to address, actual or threatened litigation, government inquiries or investigations or required filings with state, federal or foreign agencies that may be necessary in connection with the duties and activities Consultant performed during his employment with the Company or other Southern Entity or during the term of the Agreement.  Collectively, such services are referred to herein as “Consulting Services.”  Consultant must obtain prior written approval from an authorized officer of the Company before Consultant contracts with or in any other way employs any agents or subcontractors to perform work in any way related to the Agreement.  Consultant shall cause his agents, employees and subcontractors to perform such duties in a professional and competent manner which shall be consistent with the Company’s Code of Ethics.  Additionally, during the Term, Consultant agrees to promote the best interests of the Company and to take no actions that in any way damage the public image or reputation of the Southern Entities or to knowingly assist, in any way, a competitor or peer of the Southern Entities.

(4)           Consultant as an Independent Consultant.

In the performance of the Agreement, both Consultant and the Company will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another.  It is expressly understood and agreed that Consultant is an independent contractor of the Company in all manners and respects.  The parties further agree that:

(a)    Consultant is not authorized to bind the Southern Entities to any liability or obligation or to represent that Consultant has any such authority.

(b)    The Company shall name Consultant as an additional insured under its excess general liability policy providing coverage to a limit of Thirty-Five Million Dollars and No Cents ($35,000,000.00) with such requirement to remain in force for three (3) years after the termination of the Agreement.  However, Consultant shall be solely and exclusively responsible and liable for all other expenses, costs, liabilities, assessments, taxes, maintenance, insurance, undertakings and other obligations incurred by Consultant at any time and for any reason as a result of the Agreement or the performance of services by Consultant.  However, Consultant may be reimbursed for reasonable out-of-pocket expenses where prior approval has been received from Southern Company’s Executive Vice President and Chief Operating Officer.

(c)    Consultant shall be solely and exclusively responsible for obtaining and providing (at Consultant’s own cost) whatever computer, training, software or other equipment Consultant believes is necessary to complete the services required under the Agreement.

(d)    Consultant shall complete the services required under the Agreement according to Consultant’s own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work.

(e)    Consultant shall not be subject to the Company’s employee personnel policies and procedures.  Other than as a retired employee of the Company, Consultant also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by the Company, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Company for its employees.

(g)    The Company and Consultant acknowledge and agree that Consultant shall not provide the services to Company on a full-time basis.  The parties hereto also agree and acknowledge that Consultant shall not provide services to any other Southern Entity during the Term of the Agreement.  Except to the extent restricted under the Agreement, the Consultant may engage in other activities for and on behalf of other clients during the Term of the Agreement.

(5)    Retainer Fee.

As payment for the services rendered pursuant to the Agreement, the Company shall pay, and Consultant shall accept, a Retainer Fee of Four Hundred Sixty-Four Thousand One Hundred Forty Dollars and No Cents ($464,140.00).  The payment of the Retainer Fee shall be made within thirty (30) days following the effective date of the Agreement.

(6)           Confidentiality.

(a)    For purposes of the Agreement, the following terms have the following respective meanings:

1)           “Confidential Information” means the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company or any of the other Southern Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the Southern Entities and the details of which are not generally known to the competitors of the Southern Entities.  Confidential Information shall also include:  any items that any of the Southern Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential; and all non-public information known by or in the possession of Consultant related to or regarding any proceedings involving or related to the Southern Entities before any federal or state regulatory agencies.

2)           “Trade Secrets” mean information or data of or about any of the Southern Entities, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that:  derive economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain secrecy.  Consultant agrees that Trade Secrets include non-public information related to the rate-making process of the Southern Entities and any other information which is defined as a “trade secret” under applicable law.

(b)    During the he performance of his duties hereunder, Consultant will be exposed to certain Confidential Information and Trade Secrets.  Consultant acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment by the Southern Entities and that any disclosure or use of any such Confidential Information and Trade Secrets except as otherwise authorized in the Agreement, or any other violation of the confidentiality provisions of this Paragraph 6, would be wrongful and could cause immediate and irreparable injury to the Southern Entities.

(c)    with regard to any Confidential Information, during the Term of the Agreement and for a period of three (3) years thereafter, and with regard to any Trade Secret, at any time during which such information constitutes a trade secret under applicable law, except as required in order to perform his obligations under the Agreement, Consultant hereby covenants and agrees that Consultant shall regard and treat Confidential Information and Trade Secrets as strictly confidential and wholly-owned by the Southern Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party entity for any purpose other than in accordance with the Agreement or as required by applicable law.

(7)           Ownership of Work Product.

All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Consultant in performing the Consulting Services pursuant to the Agreement (collectively, the “Work Product”) shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A §101 et seq., as amended) and owned exclusively by the Company.  Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product.

(8)           Remedies.

The parties represent and agree that any disclosure or use of any Confidential Information and Trade Secrets by Consultant except as otherwise permitted under the Agreement or authorized by the Company in writing, or any other violation of Paragraph 6 or 7 hereof, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to the Company that is not fully compensable by monetary damages.  Should Consultant breach or threaten to breach any provisions of Paragraphs 6 and 7 hereof, the Company shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant’s breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by the Agreement, at law or in equity.

(9)           Return of Materials.

Immediately upon termination of the Agreement, or at any point prior to or after that time upon the specific request of the Company, Consultant shall return to the Company, all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Consultant’s possession or control.

(10)           Laws, Regulations and Public Ordinances.

Consultant shall comply with all federal, state and local statutes, regulations and public ordinances governing his work hereunder and shall indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant’s failure to do so.

(11)           Notices.

All notices required, necessary or desired to be given pursuant to the Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant: Jerry L. Stewart 3016 Brookhill Drive Birmingham, AL 35243	If to the Company: Patricia L. Roberts Vice President & Associate General Counsel Southern Company Services, Inc. 30 Ivan Allen Blvd. NW, Bin #SC1204 Atlanta, Georgia 30308

(12)           Indemnification.

Consultant shall and does hereby expressly agree to indemnify and hold harmless each Southern Entity, its officers, directors, shareholders, employees, parent and affiliates against any and all suits, actions, judgments, costs (including, without limitation, all court costs and attorneys’ fees), losses, damages or claims of whatever nature arising out of or related to any intentional  or grossly negligent acts or omissions of Consultant, his agents, employees or subcontractors in the performance of Consulting Services hereunder, including, but not limited to, any injuries to or deaths of persons or any damage to property or equipment.  Consultant also agrees to hold the
Company and its affiliates harmless and covenants not to sue the Company or its affiliates, should he be injured while performing Consulting Services under the Agreement.

(13)           Waiver of Breach.

The waiver by any party to the Agreement of a breach of any provision or paragraph of the Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision or paragraph, by any party hereto.

(14)           Assignment by Consultant.

Consultant may not assign, transfer or subcontract any of his rights or obligations under the Agreement to any party without the prior written consent of the Company.  Consultant’s obligations under the Agreement shall be binding on Consultant’s successors and permitted assigns.  Any assignment, transfer or subcontracting in violation of this provision shall be null and void.

(15)           Governing Law.

The Agreement shall be construed and enforced in accordance with the laws of the State of Alabama.

(16)           Severability.

The unenforceability or invalidity of any particular provision of the Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.  The judicial body interpreting the Agreement shall be authorized and instructed to rewrite any of the paragraphs which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible.  Consultant acknowledges and agrees that the covenants and agreements contained herein shall be construed as covenants and agreements independent of each other or any other contract between the parties and that the existence of any claim or cause of action by Consultant against the Company, whether predicated upon the Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants and agreements.

(17)           Interpretation.

Should a provision of the Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its or his agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

(18)           Survival.

Notwithstanding any expiration or termination of the Agreement, the provisions of Paragraphs 6 through 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of the Agreement.

(19)           Entire Agreement.

The Agreement embodies the entire agreement of the parties and supersedes all prior agreements between them relating to the subject matter hereof.  The Agreement may not be modified or amended except by a written instrument signed by both Consultant and an authorized representative of the Company.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement this 11th day of October, 2010.

“COMPANY” SOUTHERN COMPANY SERVICES, INC.	“CONSULTANT” JERRY L. STEWART
By: /s/Patricia L. Roberts Its: Vice President	/s/Jerry L. Stewart Witnessed By: /s/Sheila McReynolds